EXHIBIT 8.1

SUBSIDIARIES OF HAVAS

Subsidiary of Havas	Jurisdiction of Formation

HAVAS INTERNATIONAL S.A.	FRANCE

HAVAS NORTH AMERICA, INC.	U.S.

SNYDER COMMUNICATIONS, INC.	U.S.

ARNOLD WORLDWIDE PARTNERS, LLC	U.S.

EURO RSCG WORLDWIDE, INC.	U.S.